Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $699

HAMILTON, Bermuda (February 5, 2016) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $699 at December 31, 2015, up 6.8% and 5.3% for the quarter and year ended December 31, 2015, including dividends. Adding the estimated gain of $84 per share for the previously announced Sirius Group sale, adjusted book value per share is approximately $783, up 18.0% for the year ended December 31, 2015, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a big year for White Mountains, driven by the agreements to sell the Sirius Group and Symetra. Adjusted book value per share was up 18% to $783, including the Sirius Group sale gain calculated on its year end book value. The sale is expected to close in the first quarter of 2016. The Symetra sale closed on February 1st and most of the gain was included in our 2015 results. Excluding these transactions, we had a decent year. Our total return on invested assets, excluding Symetra, was impacted by the strengthening dollar and weak equity markets. OneBeacon (96% combined ratio) and Sirius Group (85% combined ratio) contributed solid underwriting profits. BAM made big strides with strong growth and improved pricing. Insurance Services are doing well.  We repurchased $284 million, or about 387,000 shares, in 2015 at an average price of $733. Our share count is now down to an all-time low of 5.6 million shares. After the Sirius Group sale, we expect to have roughly $2.4 billion of undeployed capital at the parent. Going forward we are likely to buy back shares while we look for good opportunities to redeploy capital. In the current environment, patience is required.”

Adjusted comprehensive income was $264 million and $232 million in the quarter and year ended December 31, 2015, compared to adjusted comprehensive net loss of $7 million and adjusted comprehensive income of $135 million in the quarter and year ended December 31, 2014. Net income attributable to common shareholders was $268 million and $298 million in the quarter and year ended December 31, 2015, compared to $70 million and $312 million in the quarter and year ended December 31, 2014.

Investment in Symetra Common Shares

Following the third quarter of 2015 announcement that Symetra had entered into a definitive merger agreement with Sumitomo Life Insurance Company (“Sumitomo Life”) and Symetra shareholders' November 5, 2015 meeting to approve the transaction, White Mountains relinquished its representation on Symetra's board of directors. As a result, we now account for Symetra common shares at fair value rather than under the equity method. White Mountains’s carrying value per Symetra share rose to $31.77 at December 31, 2015 from $18.65 at December 31, 2014. Including dividends, Symetra produced $264 million of adjusted comprehensive income for White Mountains in 2015, of which $241 million was recognized as an after-tax unrealized investment gain in the fourth quarter.  On February 1, 2016, Symetra closed its definitive merger agreement with Sumitomo Life and White Mountains received proceeds of $658 million, or $32 per common share.

David Foy, Executive Vice President and CFO, said, “White Mountains initially invested $195 million in Symetra in August 2004 when it co-led the private equity buyout of Safeco Life with Berkshire Hathaway. Including dividends, this investment returned about four times the money we originally invested, which produced a compound annual return of 15.2% over eleven and a half years. The comparable return for the S&P 500 over that period was 7.2%, while S&P Financials had a negative return. I want to thank Tom Marra, Margaret Meister, and all of the management, employees, and directors of Symetra through the years, as well as the investment team at White Mountains Advisors, for producing this outstanding result.”

OneBeacon

OneBeacon’s book value per share increased 2.3% and 3.8% for the quarter and year ended December 31, 2015, including dividends. OneBeacon’s GAAP combined ratio was 96% for both the quarter and year ended December 31, 2015 compared to 123% and 102% for the quarter and year ended December 31, 2014. The combined ratios for the quarter and year ended December 31, 2015 reflect lower loss ratios, which were driven by unfavorable net loss reserve development recorded in the 2014 periods, partially offset by higher expense ratios, primarily from higher acquisition costs due to changes in business mix and higher incentive compensation expense. There was no net loss reserve development in the quarter and year ended December 31, 2015 compared to 25 points and 8 points of unfavorable net loss reserve development in the same periods of last year. In the fourth quarter of 2014, OneBeacon increased its loss reserves by $109 million, $75 million of which related to prior accident years. The increase was primarily from professional liability lines, especially the lawyers professional liability line that OneBeacon has exited.

Mike Miller, CEO of OneBeacon, said, “While our growth in book value per share for the year was disappointing, I am pleased with the underwriting performance of the majority of our businesses. We continue to be challenged in a couple of our businesses. Premium volume was impacted by our exit from crop and lawyers professional liability. Most of our ongoing businesses are well positioned in increasingly competitive markets. We are focused on maintaining underwriting discipline.”

Net written premiums were $235 million in the quarter and $1.1 billion in 2015, a decrease of 11% and 7% from the comparable 2014 periods. Excluding the impact of the exited crop and lawyers liability businesses, and the termination of an affiliated reinsurance treaty, premiums decreased by 5% for the quarter and grew by 1% for 2015, reflecting the increasingly competitive marketplace affecting most of OneBeacon’s businesses.

Sirius Group

During the third quarter of 2015, White Mountains signed a definitive agreement to sell Sirius Group to CM International Holding PTE Ltd., the Singapore-based investment arm of China Minsheng Investment Corp., Ltd. (“CMI”). The purchase price will be paid in cash in an amount equal to 127.3% of Sirius Group’s closing date tangible common shareholder’s equity, plus $10 million. The transaction is expected to close in the first quarter of 2016 and is subject to regulatory approval and other customary closing conditions. As a result of the transaction, Sirius Group’s results are reported as discontinued operations within White Mountains’s GAAP financial statements. Sirius Group’s results inure to White Mountains through the closing date of the transaction.

Sirius Group’s GAAP combined ratio was 87% for the fourth quarter of 2015 compared to 72% for the fourth quarter of last year, while the GAAP combined ratio was 85% for 2015 compared to 76% for 2014. The combined ratios benefited from favorable net loss reserve development of 12 points and 6 points in the quarter and the year ended December 31, 2015, primarily due to reductions in reserves for property and run-off casualty business, compared to favorable net loss reserve development of 29 points and 11 points in the quarter and year ended December 31, 2014. Catastrophe losses added 4 points and 3 points to the combined ratios for the quarter and year ended December 31, 2015, compared to 14 points and 7 points in the comparable periods of 2014. During 2015, Sirius Group’s property, aviation, contingency, and marine lines of business were adversely impacted by a higher frequency of non-catastrophe per risk and pro rata loss events, including $18 million in losses from the Tianjin port explosions. The combined ratios for the 2015 periods were also affected by continued pressure on rates and terms from competitive market conditions. Additionally, the combined ratios for the quarter and year ended December 31, 2015 included 2 points and 1 point from the cost of ILW covers purchased to mitigate the potential impact of major events on Sirius Group’s balance sheet pending the close of the sale to CMI.

Allan Waters, CEO of Sirius Group, said, “Our 2015 underwriting results benefited from low catastrophe activity and continued favorable loss reserve development, somewhat muted by non-catastrophe large loss activity including the Tianjin port explosions. Excluding currency effects, Sirius Group’s legal entity adjusted book value per share grew 15% in 2015, which was boosted by our investment in Symetra. We expect to close the CMI transaction in the first quarter of 2016. Reflecting our long standing global market relationships and diversification, January 2016 gross premiums written increased 8% in local currencies, driven by growth in accident and health as well as non-catastrophe property writings. While pricing generally continued to ebb, the pace of decline is moderating.”

HG Global/BAM

In the fourth quarter of 2015, BAM insured $2.8 billion of municipal bonds, $2.7 billion of which were in the primary market.  As of December 31, 2015, BAM’s total claims paying resources were $601 million on total par insured of $22.6 billion.

HG Global reported pre-tax income of $4 million and $18 million in the quarter and year ended December 31, 2015, compared to pre-tax income of $5 million and $18 million in the quarter and year ended December 31, 2014. White Mountains reported $14 million and $47 million of GAAP pre-tax loss related to BAM in the quarter and year ended December 31, 2015, compared to GAAP pre-tax loss of $11 million and $41 million in the quarter and year ended December 31, 2014.  The increase in pre-tax loss in the quarter and year ended December 31, 2015 was primarily due to lower net investment income and mark-to-market results from BAM’s investment portfolio. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in the fourth quarter and $32 million for 2015. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Seán McCarthy, Chief Executive Officer of BAM, said, “BAM completed an excellent 2015 with a strong fourth quarter, reaching new milestones for volume and financial strength. BAM guaranteed more than $2.8 billion par in 229 primary and 103 secondary-market transactions, bringing the full-year par insured over $10 billion for the first time, a 35% increase from 2014. From inception through the end of 2015, BAM has insured $23.5 billion for more than 1,700 issuer members. BAM’s claims-paying resources grew as well, surpassing $600 million for the first time and benefiting from strong investor demand for our guaranty, which kept pricing stable.  Finally, BAM also expanded its free online library of Credit Profiles to more than 2,400 reports that provide investors with key information, updated annually, about every issuer BAM insures.”

Other Operations

White Mountains’s Other Operations segment reported a pre-tax income of $257 million and $159 million in the quarter and year ended December 31, 2015, compared to a pre-tax loss of $11 million and $49 million in the quarter and year ended December 31, 2014.  Excluding the gain from Symetra, White Mountains’s Other Operations segment reported net realized and unrealized investment gains of $8 million and $1 million in the quarter and year ended December 31, 2015, compared to losses of $3 million in the fourth quarter of last year and gains of $30 million in 2014. General and administrative expenses for 2015 included approximately $36 million of increased incentive compensation expense recorded in the third quarter in connection with the Sirius Group and Symetra transactions. In 2015, White Mountains also reported a gain of $20 million in the Other Operations segment related to the sale of Hamer LLC, a small manufacturing company that White Mountains received in 2012 in connection with the liquidation of a limited partnership fund. WM Life Re reported a pre-tax loss of $1 million and $6 million in the quarter and year ended December 31, 2015, compared to a pre-tax loss of $4 million and $9 million in the quarter and year ended December 31, 2014. WM Life Re is in runoff, and all of its contracts will mature by June 30, 2016.

Share Repurchases

For the fourth quarter of 2015, White Mountains repurchased and retired 121,267 of its common shares for $92 million at an average share price of $761.18, or approximately 109% of White Mountains’s December 31, 2015 adjusted book value per share. The average share price paid was approximately 97% of White Mountains's December 31, 2015 adjusted book value per share including the estimated gain from the Sirius Group transaction.

For the year ended December 31, 2015, White Mountains repurchased and retired 387,495 of its common shares for $284 million at an average share price of $733.37, or approximately 105% of White Mountains’s December 31, 2015 adjusted book value per share. The average share price paid was approximately 94% of White Mountains's December 31, 2015 adjusted book value per share including the estimated gain from the Sirius Group transaction.

Investment Activities

The GAAP total return on invested assets was 3.9% and 3.6% for the quarter and year ended December 31, 2015.  These returns were driven primarily by $259 million in pre-tax unrealized investment gains recognized in the fourth quarter of 2015 resulting from the Symetra transaction.

Excluding the returns from Symetra, the GAAP total return on invested assets was 0.2% and -0.2% for the quarter and year ended December 31, 2015, which included 0.2% and 0.9% of currency losses.  This compared to a return of 0.3% and 1.9% for the quarter and year ended December 31, 2014, which included 0.7% and 1.9% of currency losses.  After tax realized and unrealized investment gains were $205 million and $203 million for the quarter and year ended December 31, 2015 compared to $61 million and $214 million for the quarter and year ended December 31, 2014.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was up 3.6% for the year as returns were greatly helped by the gain from Symetra but partially offset by currency losses.  In local currencies and excluding the gain from Symetra, the total portfolio was up 0.7% for the year.  While only a modest absolute gain, this was a decent outcome given significant volatility in financial markets during 2015.  The fixed income portfolio was up 1.1% for the year, essentially in-line with the Barclays Intermediate Aggregate Index.  Fixed income duration remains short at 2.2 years and credit quality remains strong.  Including Symetra, the risk asset portfolio was up 19.6% for the year; excluding Symetra, the risk asset portfolio was down 1.4% for the year.  Breaking this down, our portfolio of common stocks and ETFs, excluding Symetra, was up 3.3% which was ahead of the S&P 500 while our alternatives were down 9.9% reflecting unfavorable mark-to-market adjustments to the OneBeacon runoff surplus notes and losses in energy exposed private equity funds.”

Reflecting the gain from Symetra as well as selective trimming during the year, risk assets represented 23% of the total portfolio at year end.  When reflecting the closing of the sale of Symetra on February 1, 2016, and before considering redeployment options for the proceeds, risk assets represented just 14% of the total portfolio at year end.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K on or before February 29, 2016 with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 8.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 9.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed February 27, 2015;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Fixed maturity investments	$2,639.7	$2,602.2	$2,422.0
Short-term investments	211.3	325.0	376.8
Common equity securities	1,113.9	482.1	611.7
Other long-term investments	315.8	300.2	331.9
Total investments	4,280.7	3,709.5	3,742.4

Cash	179.3	200.0	261.7
Reinsurance recoverable on paid and unpaid losses	194.0	237.2	173.9
Insurance premiums receivable	223.3	273.3	241.1
Investments in unconsolidated affiliates	—	392.6	414.4
Deferred acquisition costs	107.6	110.8	107.2
Deferred tax asset	112.8	133.9	114.6
Ceded unearned insurance premiums	29.5	41.4	17.8
Accounts receivable on unsettled investment sales	41.9	11.5	37.8
Goodwill and intangible assets	375.7	381.7	351.2
Other assets	332.7	326.0	363.0
Assets held for sale	4,407.0	4,528.1	4,630.6
Total assets	$10,284.5	$10,346.0	$10,455.7

Liabilities
Loss and loss adjustment expense reserves	$1,395.8	$1,433.3	$1,350.0
Unearned insurance premiums	612.6	671.3	616.7
Debt	442.4	383.3	343.1
Ceded reinsurance payable	30.5	46.8	34.2
Funds held under insurance contracts	137.8	100.3	81.0
Accounts payable on unsettled investment purchases	—	46.0	.5
Other liabilities	413.4	425.9	386.5
Liabilities held for sale	2,884.0	3,032.8	3,105.3
Total liabilities	5,916.5	6,139.7	5,917.3

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	978.2	998.0	1,034.7
Retained earnings	3,084.9	2,888.3	3,010.5
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from investments in Symetra common shares	—	5.5	34.9
Net unrealized foreign currency translation losses	(145.6)	(142.4)	(79.8)
Pension liability and other	(4.3)	(3.9)	(4.6)
Total White Mountains’s common shareholders’ equity	3,913.2	3,745.5	3,995.7

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	245.6	246.9	258.4
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(156.0)	(149.4)	(134.3)
Non-controlling interest - other	115.2	113.3	168.6
Total non-controlling interests	454.8	460.8	542.7
Total equity	4,368.0	4,206.3	4,538.4
Total liabilities and equity	$10,284.5	$10,346.0	$10,455.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2014
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$3,913.2	$3,745.5	$3,995.7	$4,009.3
Equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	—	(5.5)	(34.9)	(19.1)
Adjusted book value per share numerator (1)	$3,913.2	$3,740.0	$3,960.8	$3,990.2

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,623.7	5,745.0	5,986.2	6,028.3
Unearned restricted common shares	(25.0)	(31.4)	(25.7)	(31.7)
Adjusted book value per share denominator (1)	5,598.7	5,713.6	5,960.5	5,996.6

Book value per share	$695.84	$651.97	$667.48	$665.08
Adjusted book value per share	$698.95	$654.58	$664.50	$665.41

(1) Excludes stock options, which are anti-dilutive to book value.

	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2014
Growth in adjusted book value per share, including dividends:

Quarter-to-date	6.8%	(2.4)%	(0.1)%	(0.2)%

Year-to-date	5.3%	(1.3)%	3.6%	3.8%

Year-to-date dividends per share:	$1.00	$1.00	$1.00	$1.00

	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2014
Summary of goodwill and intangible assets (in millions):

Goodwill:
Tranzact	$163.8	$165.2	$145.1	$—
MediaAlpha	18.3	18.3	18.3	18.3
Wobi	5.8	5.8	5.5	5.5
Total goodwill	187.9	189.3	168.9	23.8

Intangible assets:
Tranzact	156.1	158.1	142.8	—
MediaAlpha	24.4	26.4	32.5	34.5
Other	7.3	7.9	7.0	7.5
Total intangible assets	187.8	192.4	182.3	42.0

Total goodwill and intangible assets	375.7	381.7	351.2	65.8

Goodwill and intangible assets attributed to non-controlling interests	(135.8)	(138.1)	(141.8)	(25.3)

Goodwill and intangible assets included in adjusted book value	$239.9	$243.6	$209.4	$40.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Earned insurance premiums	$292.2	$305.9	$1,188.2	$1,185.0
Net investment income	18.2	14.8	60.8	59.5
Net realized and unrealized investment gains	259.3	14.1	225.4	78.5
Other revenue	108.8	70.8	334.2	131.1

Total revenues	678.5	405.6	1,808.6	1,454.1
Expenses:
Loss and loss adjustment expenses	174.8	296.7	708.9	824.0
Insurance and reinsurance acquisition expenses	54.0	53.2	220.1	206.2
Other underwriting expenses	53.1	27.0	218.6	179.6
General and administrative expenses	125.6	83.2	458.9	246.0
Amortization of intangible assets	7.8	6.2	28.6	11.7
Interest expense	5.1	5.0	18.6	15.6

Total expenses	420.4	471.3	1,653.7	1,483.1

Pre-tax income (loss) from continuing operations	258.1	(65.7)	154.9	(29.0)

Income tax (expense) benefit	1.5	26.2	.7	14.8

Net income (loss) from continuing operations	259.6	(39.5)	155.6	(14.2)

Net income from discontinued operations, net of tax	7.3	82.1	98.8	258.6

Income before equity in earnings of unconsolidated affiliates	266.9	42.6	254.4	244.4

Equity in earnings of unconsolidated affiliates, net of tax	7.1	12.3	25.1	45.6

Net income	274.0	54.9	279.5	290.0
Net (income) loss attributable to non-controlling interests	(6.1)	15.0	18.1	22.2

Net income attributable to White Mountains’s common shareholders	267.9	69.9	297.6	312.2

Comprehensive income, net of tax:
Change in equity in net unrealized (losses) gains from investments in Symetra common shares, net of tax	(5.5)	15.8	(34.9)	75.3
Change in foreign currency translation and pension liability	(.6)	(10.6)	(.5)	(10.7)
Change in foreign currency translation and other items from discontinued operations	(3.1)	(69.6)	(65.0)	(169.5)

Comprehensive income	258.7	5.5	197.2	207.3
Other comprehensive loss attributable to non-controlling interests	.1	3.2	—	3.3
Comprehensive income attributable to White Mountains’s common shareholders	258.8	8.7	197.2	210.6

Change in equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	5.5	(15.8)	34.9	(75.3)

Adjusted comprehensive income (loss)	$264.3	$(7.1)	$232.1	$135.3

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$45.99	$(2.03)	$33.80	$8.77
Discontinued operations	1.29	13.68	16.80	42.36
Total consolidated operations	$47.28	$11.65	$50.60	$51.13

Diluted income (loss) per share
Continuing operations	$45.96	$(2.03)	$33.80	$8.77
Discontinued operations	1.29	13.68	16.80	42.36
Total consolidated operations	$47.25	$11.65	$50.60	$51.13

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

Three Months Ended December 31, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$288.9	$.8	$.2	$2.3	$292.2
Net investment income	12.9	.5	1.3	3.5	18.2
Net investment income (loss) - surplus note interest	—	3.9	(3.9)	—	—
Net realized and unrealized investment (losses) gains	(5.4)	(.6)	(1.9)	267.2	259.3
Other (losses) revenue	(.2)	—	.2	108.8	108.8

Total revenues	296.2	4.6	(4.1)	381.8	678.5
Expenses:
Loss and loss adjustment expenses	172.8	—	—	2.0	174.8
Insurance and reinsurance acquisition expenses	52.6	.3	.5	.6	54.0
Other underwriting expenses	53.0	—	.1	—	53.1
General and administrative expenses	3.1	.2	9.1	113.2	125.6
Amortization of intangible assets	.3	—	—	7.5	7.8
Interest expense	3.3	—	—	1.8	5.1

Total expenses	285.1	.5	9.7	125.1	420.4

Pre-tax income (loss)	$11.1	$4.1	$(13.8)	$256.7	$258.1

Three Months Ended December 31, 2014		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$304.3	$.5	$.1	$1.0	$305.9
Net investment income	10.0	.4	1.5	2.9	14.8
Net investment income (loss) - surplus note interest	—	3.9	(3.9)	—	—
Net realized and unrealized investment gains (losses)	15.6	.6	1.2	(3.3)	14.1
Other revenue	2.5	—	.1	68.2	70.8

Total revenues	332.4	5.4	(1.0)	68.8	405.6
Expenses:
Loss and loss adjustment expenses	294.4	—	—	2.3	296.7
Insurance and reinsurance acquisition expenses	52.4	.1	.4	.3	53.2
Other underwriting expenses	26.9	—	.1	—	27.0
General and administrative expenses	4.1	.4	9.3	69.4	83.2
Amortization of intangible assets	.4	—	—	5.8	6.2
Interest expense	3.3	—	—	1.7	5.0

Total expenses	381.5	.5	9.8	79.5	471.3

Pre-tax (loss) income	$(49.1)	$4.9	$(10.8)	$(10.7)	$(65.7)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Year Ended December 31, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$1,176.2	$2.5	$.8	$8.7	$1,188.2
Net investment income	45.9	1.9	4.2	8.8	60.8
Net investment income (loss) - surplus note interest	—	15.8	(15.8)	—	—
Net realized and unrealized investment (losses) gains	(35.1)	(.3)	.9	259.9	225.4
Other (loss) revenue	(.6)	—	.7	334.1	334.2

Total revenues	1,186.4	19.9	(9.2)	611.5	1,808.6
Expenses:
Loss and loss adjustment expenses	700.7	—	—	8.2	708.9
Insurance and reinsurance acquisition expenses	213.8	.6	2.3	3.4	220.1
Other underwriting expenses	218.2	—	.4	—	218.6
General and administrative expenses	14.1	1.4	35.4	408.0	458.9
Amortization of intangible assets	1.3	—	—	27.3	28.6
Interest expense	13.0	—	—	5.6	18.6

Total expenses	1,161.1	2.0	38.1	452.5	1,653.7

Pre-tax income (loss)	$25.3	$17.9	$(47.3)	$159.0	$154.9

For the Year Ended December 31, 2014		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$1,177.1	$1.4	$.4	$6.1	$1,185.0
Net investment income	43.4	1.4	5.7	9.0	59.5
Net investment income (loss) - surplus note interest	—	15.7	(15.7)	—	—
Net realized and unrealized investment gains	40.4	1.7	6.6	29.8	78.5
Other revenue	5.8	—	.6	124.7	131.1

Total revenues	1,266.7	20.2	(2.4)	169.6	1,454.1
Expenses:
Loss and loss adjustment expenses	815.1	—	—	8.9	824.0
Insurance and reinsurance acquisition expenses	203.3	.3	1.8	.8	206.2
Other underwriting expenses	179.2	—	.4	—	179.6
General and administrative expenses	12.4	1.6	35.9	196.1	246.0
Amortization of intangible assets	1.4	—	—	10.3	11.7
Interest expense	13.0	—	—	2.6	15.6

Total expenses	1,224.4	1.9	38.1	218.7	1,483.1

Pre-tax income (loss)	$42.3	$18.3	$(40.5)	$(49.1)	$(29.0)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OneBeacon	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	60%	97%	60%	69%
Expense	36%	26%	36%	33%
Combined	96%	123%	96%	102%

Net written premiums	$235.4	$264.3	$1,136.6	$1,216.9
Earned premiums	$288.9	$304.3	$1,176.2	$1,177.1

	Three Months Ended December 31,		Year Ended December 31,
Sirius Group (1)	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	50%	33%	50%	39%
Expense	37%	39%	35%	37%
Combined	87%	72%	85%	76%

Gross written premiums	$221.4	$184.7	$1,160.5	$1,136.6
Net written premiums	$168.4	$144.1	$847.6	$882.5
Earned premiums	$223.6	$217.4	$847.0	$873.9

	Three Months Ended December 31,		Year Ended December 31,
BAM	2015	2014	2015	2014
Gross par value of primary market policies priced	$2,251.5	$2,431.3	$9,911.8	$7,641.1
Gross par value of secondary market policies priced	129.5	89.8	611.1	470.9
Total gross par value of market policies priced	$2,381.0	$2,521.1	$10,522.9	$8,112.0
Gross par value of primary and secondary market policies issued	$2,847.2	$2,476.7	$10,606.0	$7,830.0
Gross written premiums	$8.1	$4.8	$25.9	$16.2
Member surplus contributions collected	$8.9	$4.6	$29.2	$16.2

	As of December 31, 2015	As of December 31, 2014
Policyholders’ surplus	$437.2	$448.7
Contingency reserve	12.4	4.7
Qualified statutory capital	449.6	453.4
Net unearned premiums	12.5	6.4
Present value of future installment premiums	2.6	1.4
Collateral trusts	136.6	120.0
Claims paying resources	$601.3	$581.2

	Three Months Ended December 31,		Year Ended December 31,
HG Global	2015	2014	2015	2014
Net written premiums	$5.9	$3.6	$19.3	$12.3
Earned premiums	$.8	$.5	$2.5	$1.4

	As of December 31, 2015	As of December 31, 2014
Unearned premiums	$38.0	$21.2
Deferred acquisition costs	$7.9	$4.6

(1) Presented within "discontinued operations" in White Mountains's GAAP financial statements